Exhibit 10.24

NONSTATUTORY STOCK OPTION

Granted by

Applied Genetic Technologies Corporation (the “Company”)

Under the 2013 Equity and Incentive Plan

This Option is and shall be subject in every respect to the provisions of the Company’s 2013 Equity and Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.

1.	Name of Holder:

2.	Date of Grant:

3.	Vesting Start Date:

4.	Maximum number of shares for
which	this Option is exercisable:

5.	Exercise (purchase) price per share:

6.

Method of Exercise. This Option may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with payment by one of the following methods:

cash, or certified or bank check or other instrument acceptable to the Administrator for an amount equal to the exercise price of the shares being purchased; or

any of the other methods set forth in the Plan.

7.	Expiration Date of Option:

8.	Vesting Schedule:

9.	Termination of Services. This Option shall terminate on the earliest to occur of:

(i)	the date of expiration hereof;

(ii)	three (3) months following the Termination Date upon any termination other than for Disability or death; or

(ii)	twelve (12) months following the Termination Date upon termination for Disability or death, or if the Holder dies within three (3) months after his or her Termination Date

10.	Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements

11.

Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Applied Genetic Technologies Corporation, 14193 NW 119th Terrace, Suite 10, Alachua, FL 32615, attention of the President and CEO, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

Applied Genetic Technologies Corporation

By:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option, and agrees to the terms of this Option and the Plan.

Holder

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